UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    October 17, 2007

POKERTEK, INC.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	000-51572	61-1455265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1150 Crews Road, Suite F Matthews, North Carolina	28105
(Address of Principal Executive Offices)	(Zip Code)

(704) 849-0860

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)	Appointment of Principal Financial Officer and Principal Accounting Officer
(e)	Entry into material compensatory arrangement

On October 17, 2007, the Board of Directors (the “Board”) of PokerTek, Inc. (the “Company”) appointed Mark D. Roberson as the Company’s Chief Financial Officer and Principal Accounting Officer (the “CFO”). The appointment is effective October 18, 2007.

Prior to his appointment as CFO, Mr. Roberson, age 42, served from November 2006 to October 2007 as Vice President and Controller of Baker & Taylor, Inc., a leading distributor of books and entertainment products with fiscal year 2007 revenues of approximately $1.7 billion. At Baker & Taylor, Mr. Roberson was responsible for all financial reporting and accounting functions. Prior to his employment at Baker & Taylor, Mr. Roberson was Director of Financial Reporting for Curtiss-Wright Controls from January 2005 to November 2006 and Director of Finance for the Manufacturing & Distribution operations of Krispy Kreme Doughnuts, Inc. from October 2002 to January 2005. From July 1996 to October 2002, Mr. Roberson served in various financial management roles with LifeStyle Furnishings International, Ltd.

The full text of the press release announcing Mr. Roberson’s appointment as CFO is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

In connection with Mr. Roberson’s appointment as CFO, (i) the Company and Mr. Roberson intend to enter into a Key Employee Agreement (the “Employment Agreement”), and (ii) the Board authorized a grant to Mr. Roberson of an incentive option to purchase 75,000 shares of the Company’s common stock at the closing market price of the Company’s common stock on December 31, 2007. The option, which will be subject to the terms and conditions of both the PokerTek, Inc. 2007 Stock Incentive Plan and the related form of employee stock option agreement, will have a 10-year term and the shares of the Company’s common stock subject to the option will vest 12.5% every six months from the date of grant, with the first 12.5% installment becoming exercisable on June 30, 2008.

The Employment Agreement is expected to have a two-year term and would entitle Mr. Roberson to receive a base salary of $160,000 per year, subject to the Company’s right to reduce Mr. Roberson’s salary in connection with a reduction of the salaries of all of the Company’s employees. Mr. Roberson’s salary, however, could not be reduced by more than 20% in any single reduction or series of reductions, could not be reduced for a period greater than six months, and any severance payments payable to Mr. Roberson would have to be based on his original base salary before any such reduction. The Employment Agreement also would provide for the grant of the option to purchase 75,000 shares of the Company’s common stock, as discussed above, and would entitle Mr. Roberson to receive the standard benefits generally available to other senior officers of the Company.

In the event that the Company terminates Mr. Roberson’s employment without “cause” (as defined in the Employment Agreement) or if Mr. Roberson terminates his employment for “good reason” (as defined in the Employment Agreement, which includes relocation to a Company office more than 75 miles from Charlotte, North Carolina without his consent), and upon his execution of a general release, Mr. Roberson would be entitled to severance in the form of continuation of his base salary for six months from the date of termination. In addition, if Mr. Roberson terminates his employment for good reason, he would be entitled to additional severance in the form of reimbursement of any COBRA payments during the six-month period. If Mr. Roberson’s employment is terminated by us for any reason except cause, all stock options granted to him will vest immediately if he executes a general release with language acceptable to us on or before the effective date of termination. If Mr. Roberson is terminated for cause or if he voluntarily terminates his employment with the Company for any reason other than good reason, he would not receive severance pay or any other such compensation.

In the event that the Company terminates Mr. Roberson’s employment following a “change of control” (as defined in the Employment Agreement), he would be entitled to severance in the form of continuation of his base salary and benefits for six months.

In accordance with the Employment Agreement, the Company and Mr. Roberson intend to enter into a proprietary information and inventions agreement that would, among other things, (i) provide that Mr. Roberson will not disclose the Company’s proprietary or other confidential information to any third party during his employment with the Company and thereafter, and (ii) require Mr. Roberson to assign to the Company his right, title and interest to any and all inventions made or conceived during his employment with the Company. For a period of six months after termination of his employment, Mr. Roberson also would be required to inform the Company of all inventions made or conceived by him and, for a period of one year after termination of his employment, he would be required to inform the Company of all patent applications filed by him or on his behalf. In addition, for a period of one year after the termination of his employment with the Company he would not:

•	provide services to any of the Company’s competitors within the continental United States similar to those provided to the Company during his employment with the Company;

•
solicit or attempt to solicit any of the Company’s employees, independent contractors or consultants to terminate his or her relationship with the Company in order to become an employee, independent contractor or consultant of another entity; or

•	solicit or attempt to solicit any of the Company’s customers with whom Mr. Roberson had contact as a result of his employment with the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press release, dated October 19, 2007, announcing the appointment of Mark D. Roberson as Chief Financial Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POKERTEK, INC.

Date: October 19, 2007	By:	/s/ Christopher J.C. Halligan
Christopher J.C. Halligan, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release, dated October 19, 2007, announcing the appointment of Mark D. Roberson as Chief Financial Officer.